October 7, 2020

Mr. Jones:

I am writing to inform you that effective immediately I am resigning from the Board of Directors of Pacific Premier Bancorp, Inc. ("Board") and from any committee of the Board and any subsidiary board or subsidiary board committee on which I serve.

As you know, I have operated a consulting business based on my prior industry experience both before and after I joined the Board, and I have been careful to ensure that my consulting business would not create conflicts of interest that cannot be managed. It has become apparent that the special approach that recently has been proposed to apply to me as a result of my consulting business would severely constrain my utility and prohibit my responsibility as a Board member.

I have concluded, therefore, that it is in the best interest of our shareholders that I resign from the Board to make room for a new independent Board member, ideally a previous member of the Opus Board, who can provide effective challenge without these proposed restrictions.

G Malpass Durkee

G Malpass Durkee